Company Contacts:

Victoria M. Holt	Randy C. Martin

President and Chief Executive Officer	Executive Vice President and Chief Financial Officer

(314) 721-4242	(314) 721-4242

For Immediate Release Wednesday, March 14, 2012

SPARTECH ANNOUNCES FIRST QUARTER RESULTS
_________________________________

St. Louis, Missouri, March 14, 2012 - Spartech Corporation (NYSE:SEH), a leading producer of plastic sheet, compounds, and packaging solutions, announced today operating results for its 2012 first quarter.

First Quarter 2012 Results

•
Net sales of $281.8 million for the first quarter of 2012 increased compared to $234.8 million in 2011, representing 9% from price/mix changes, 8% impact from an extra week in the current fiscal year quarter, and a 3% increase in underlying volume.

•
Operating losses excluding special items decreased to $0.5 million for the first quarter of 2012 from $1.0 million in the prior year first quarter representing a shift to higher margin products and increased volume.

•	Excluding special items, diluted loss per share from continuing operations was $(0.07) compared to $(0.04) in the first quarter of the prior year.

•	The operations used $6.7 million of cash in the first quarter of 2012 to fund an increase in net working capital.

Note: The Company's fiscal year ends on the Saturday closest to October 31st and fiscal years generally contain 52 weeks. However, because of this accounting convention, every fifth or sixth fiscal year has an additional week, and 2012 will be reported as a 53-week fiscal year. The Company's first quarter ended February 4, 2012, and included 14 weeks compared to 13 weeks in the first quarter of the prior year. Please see the reconciliation tables and narrative below for adjustments to GAAP and discussion of special items affecting results. Special items include restructuring and exit costs.

Spartech's President and Chief Executive Officer, Vicki Holt stated, "While our first quarter is our seasonally low demand period, we gained momentum through the quarter in our turnaround improvement efforts. We continued to see progress in our key operating metrics and organic growth initiatives, but are not yet pleased with our pace of change and we are increasing our efforts to execute fundamental operational improvements."

Additionally, Holt stated, “Color and Specialty Compounds realized 13% underlying volume growth as a result of improved service and Packaging Technologies grew 2% as the development of new customer relationships are starting to generate higher sales. The turnaround efforts in our Color and Specialty Compounds segment have resulted in significant earnings improvement, but more is being done to support further growth and continuous improvement. Our Custom Sheet and Rollstock segment is committed to earnings improvement in the year as we continue implementing change and institutionalizing a culture and business processes focused on driving operating improvements. Overall we are focused on service excellence and innovative solutions, while enhancing margins through reduced waste and improved material utilization."

Consolidated Results
Net sales were $281.8 million for the first quarter of 2012, representing a 9% increase from price/mix, an 8% increase in volume from the impact of an extra week and a 3% increase in underlying volume. The increase in underlying volume is primarily attributed to the higher volume in our Color and Specialty Compounds segment related to the construction, automotive and packaging end markets, increased volume to the automotive sector in our Custom Sheet and Rollstock segment, and increased volume in our Packaging Technologies segment related to food packaging. These increases were somewhat offset by a decrease in sales volume to the material handling and appliance and electronics end markets in the

Custom Sheet and Rollstock segment. The price/mix increase was primarily related to a product mix that included a greater percentage of higher priced products.

Gross margin per pound sold increased from 9.1 cents for the three months ended January 29, 2011 to 9.7 cents for the three months ended February 4, 2012. The increase primarily reflects improved material margin from an improved mix of high material margin products somewhat offset by increased costs. Cost increases compared to last year are the result of start up costs associated with accelerating production on our first Packaging Technologies line in Mexico and increases in repairs and maintenance, freight costs, labor and benefit expenses, including health care and training costs.

Selling, general and administrative expenses were $21.8 million in the first quarter of 2012 compared to $19.0 million in the prior year. The increase reflects the impact of an additional week, which accounts for approximately $1.6 million of the total change. The remaining $1.2 million is primarily attributed to higher consulting costs to initiate our turnaround effort, compensation and benefit expenses, including health care costs.

The Company completed its previously announced restructuring efforts in 2011 and therefore did not record any restructuring and exit costs in the first quarter of 2012 compared to $0.8 million in the same period of the prior year. Restructuring and exit costs were comprised of employee severance, facility consolidation and shut-down costs and fixed asset valuation adjustments for assets related to restructured facilities.

Interest expense, net of interest income, was $3.0 million in the first quarter of 2012 compared to $2.6 million in the same period of the prior year. The increase was primarily due to the extra week combined with an increase in interest rates on existing debt.

Income tax benefit was $1.3 million in the first quarter of 2012 compared to a $2.6 million benefit in the first quarter of 2011. Income tax benefit in the first quarter of 2012 and 2011 reflects the losses reported in each period. The additional benefit in the first quarter of 2011 can be attributed to a reorganization of the Company's legal entities which resulted in a one-time $0.8 million deferred benefit.

We reported a net loss from continuing operations of $2.3 million or $(0.07) per diluted share for the first quarter of 2012, compared to a net loss from continuing operations of $1.8 million or $(0.06) per diluted share in the prior year. Excluding special items (restructuring and exit costs), we reported net loss from continuing operations of $2.3 million or $(0.07) per diluted share for the first quarter of 2012, compared to a net loss of $1.3 million or $(0.04) per diluted share in the prior year.

Net earnings from discontinued operations were negligible in the first three months of 2012 compared to $2.9 million in the first quarter of 2011, which mainly resulted from the settlement agreement for the breach of a contract by a third party that led to $4.8 million in total cash proceeds.

Net cash used by operating activities was $6.7 million in the first three months of 2012 compared to cash provided of $7.7 million in the prior year. The decrease reflects the impact of a $3.3 million change in net earnings including earnings from discontinued operations in 2011 and an increased investment in net working capital in 2012. The increase in net working capital can be attributed to receipts of a federal income tax refund of $5.7 million and payment on a note receivable of $2.0 million in the first quarter of 2011, combined with a greater relative decrease in accounts payable and lower relative increase in accrued liabilities in the first quarter of 2012 compared to the first quarter of the prior year.

Segment Results
The results of our three operating segments are discussed below. A table is presented at the end of this release to reconcile amounts excluding special items to comparable GAAP measures.

Custom Sheet and Rollstock - Net sales were $145.6 million for the three months ended February 4, 2012, representing an 11% increase from price/mix, an 8% increase in volume from the impact of an additional week, offset by a decrease in other underlying volume of 5% when compared to 2011. The underlying sales volume in this segment declined for the three months ended February 4, 2012 compared to the prior year, reflecting a decrease in sales volume to the material handling and appliance and electronics end markets. These decreases were somewhat offset by an increase in sales to the automotive sector and recreation and leisure end markets. The price/mix increase was mostly caused by a product mix that included a greater percentage of higher priced products. Operating earnings excluding special items were $3.2 million for the three months ended February 4, 2012 compared to $5.1 million for the three months ended January 29, 2011. The decrease in earnings can be attributed to increased costs related to compensation, repairs and maintenance, utilities, freight and consulting costs to initiate our turnaround effort. The increased costs were somewhat offset by higher volume and a greater mix of high margin products. Both costs and volume were increased by the inclusion of an extra week during the first quarter of 2012 compared to the same period last year.

Packaging Technologies - Net sales were $62.2 million for the three months ended February 4, 2012, representing a 10% increase from price/mix, an 8% increase in volume from the impact of an additional week, and an increase in other underlying volume of 2% when compared to 2011. Underlying sales volume in this segment was up due to an increase in volume to the food packaging market and other packaging applications. The price/mix increase was primarily related to a product mix that included a greater percentage of higher priced products. Operating earnings excluding special items were $3.7 million for the three months ended February 4, 2012 compared to $4.8 million for the three months ended January 29, 2011. The decrease in earnings can be attributed to increased costs related to compensation, depreciation expenses and freight, in addition to start up costs associated with accelerating production on our first Packaging Technologies line in Mexico. The increased costs were somewhat offset by a greater mix of high material margin product compared to the prior year. Both costs and volume were increased by the inclusion of an extra week during the first quarter of 2012 compared to the same period last year.

Color and Specialty Compounds - Net sales were $73.9 million for the three months ended February 4, 2012, representing a 12% increase from price/mix, an 8% increase in volume from the impact of an additional week, and an increase in other underlying volume of 13% when compared to 2011. Underlying sales volume for this segment was up due to a significant increase in sales to the commercial construction market, automotive sector of the transportation market and packaging market. The price/mix increase was mostly caused by a product mix that included a greater percentage of higher priced products. Operating earnings excluding special items were $0.8 million for the three months ended February 4, 2012 compared to operating losses of $2.5 million in the same period of the prior year. The increase in operating earnings was due to the increase in sales volume, benefits from improvements on our key operating metrics and greater mix of high material margin product compared to the prior year, which more than offset the impact of cost increases related to repairs and maintenance and compensation. Both cost and volume were increased by the inclusion of an extra week during the first quarter of 2012 compared to the same period last year.

Outlook
Although we expect our second quarter earnings will be comparable to the prior year second quarter, we believe our second half of the year will build on our foundation from the turnaround efforts over the last several quarters and support an improvement in our annual earnings per share over the prior year. Opportunity exists for additional margin improvement as we continue to execute the turnaround in our Custom Sheet and Rollstock and Color and Specialty Compounds segments. Slow and uncertain demand recovery in the markets we serve, coupled with a dynamic raw materials market may impact our financial results in future periods. We continue developing a back to basics culture as we move forward in the execution of our key operating priorities.  Using these priorities as a foundation, we expect to execute on our organic growth strategy and focus on shifting our product mix toward more specialized and higher margin products. We are focused on providing innovative and sustainable plastics solutions to our customers as we position ourselves as strategic partners within the markets we serve.

Special Items and Discontinued Operations
The Company completed its previously announced restructuring efforts and therefore did not record any restructuring and exit costs in the first quarter of 2012 compared to $0.8 million in the prior year. Restructuring and exit costs were comprised of employee severance, facility consolidation and shut-down costs and fixed asset valuation adjustments for assets related to restructured facilities.

Discontinued operations include our former marine business, sheet business in Donchery, France, and toll compounding business in Arlington, Texas, which were all shutdown in 2009 and the wheels and profiles businesses that were divested in 2009.

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Spartech will hold a conference call with investors and financial analysts at 11:00 a.m. EST on Thursday, March 15, 2012, to discuss Spartech's first quarter 2012 financial results. Prior to this call, the Company will provide supplemental slides on its website at www.spartech.com (under Presentations in the Investor Relations menu). Investors can listen to the call live via webcast by logging onto www.spartech.com, or via phone by dialing (877) 724-7545 and providing the Conference ID #: 40095998. International callers may dial (832) 900-4628.

Spartech Corporation is a leading producer of plastic products including polymeric compounds, concentrates, custom extruded sheet and rollstock products and packaging technologies for a wide spectrum of customers.  The Company's three business segments, which operate facilities in the United States, Mexico, Canada, and France, annually process approximately one billion pounds of plastic resins, specialty plastic alloys, and color and specialty compounds.

Cautionary Statements Concerning Forward-Looking Statements

Statements in this Form 10-Q that are not purely historical, including statements that express the Company’s belief, anticipation or expectation about future events, are forward-looking statements. “Forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 relate to future events and expectations and include statements containing such words as “anticipates,” “believes,” “estimates,” “expects,” “would,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects,” and similar expressions. Forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which management is unable to predict or control, that may cause actual results, performance or achievements to differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ from our forward-looking statements are as follows:

(a)	Adverse changes in economic or industry conditions, including global supply and demand conditions and prices for products of the types we produce

(b)	Restrictions imposed on us by instruments governing our indebtedness, the possible inability to comply with requirements of those instruments and inability to access capital markets

(c)	Our ability to compete effectively on product performance, quality, price, availability, product development, and customer service

(d)	Adverse changes in the markets we serve, including the packaging, transportation, building and construction, recreation and leisure, and other markets, some of which tend to be cyclical

(e)
Volatility of prices and availability of supply of energy and raw materials that are critical to the manufacture of our products, particularly plastic resins derived from oil and natural gas, including future impacts of natural disasters

(f)	Our inability to manage or pass through to customers an adequate level of increases in the costs of materials, freight, utilities, or other conversion costs

(g)	Our inability to achieve and sustain the level of cost savings, productivity improvements, gross margin enhancements, growth or other benefits anticipated from our improvement initiatives

(h)	Our inability to collect all or a portion of our receivables with large customers or a number of customers

(i)	Loss of business with a limited number of customers that represent a significant percentage of our revenues

(j)	Possible asset impairments

(k)
Our inability to predict accurately the costs to be incurred, time taken to complete, operating disruptions therefrom, potential loss of business or savings to be achieved in connection with announced production plant consolidations and line moves

(l)	Adverse findings in significant legal or environmental proceedings or our inability to comply with applicable environmental laws and regulations

(m)	Our inability to develop and launch new products successfully

(n)	Possible weaknesses in internal controls
We assume no responsibility to update our forward-looking statements.

Spartech Corporation and Subsidiaries
Consolidated Condensed Statements of Operations

	Three Months Ended
	February 4,	January 29,
(Unaudited and dollars in thousands, except per share data)	2012	2011
Net sales	$281,781	$234,783
Costs and expenses
Cost of sales	260,109	216,377
Selling, general and administrative expenses	21,776	18,974
Amortization of intangibles	422	422
Restructuring and exit costs	—	828
Total costs and expenses	282,307	236,601
Operating loss	(526)	(1,818)
Interest expense, net of interest income	3,020	2,571
Loss from continuing operations before income taxes	(3,546)	(4,389)
Income tax benefit	(1,276)	(2,551)
Net loss from continuing operations	(2,270)	(1,838)
Net earnings from discontinued operations, net of tax	21	2,871
Net (loss) earnings	(2,249)	1,033

Basic (loss) earnings per share:
Loss from continuing operations	$(0.07)	$(0.06)
Earnings from discontinued operations, net of tax	—	0.09
Net (loss) earnings per share	$(0.07)	$0.03
Diluted (loss) earnings per share:
Loss from continuing operations	$(0.07)	$(0.06)
Earnings from discontinued operations, net of tax	—	0.09
Net (loss) earnings per share	$(0.07)	$0.03

Spartech Corporation and Subsidiaries
Consolidated Condensed Balance Sheets

	(Unaudited)
	February 4,	October 29,
(Dollars in thousands, except share data)	2012	2011
Assets
Current assets:
Cash and cash equivalents	$728	$877
Trade receivables, net of allowances of $2,544 and $2,437, respectively	140,146	156,432
Inventories, net of inventory reserves of $9,579 and $9,152, respectively	102,450	91,186
Prepaid expenses and other current assets, net	30,704	26,367
Assets held for sale	2,624	2,744
Total current assets	276,652	277,606
Property, plant and equipment, net	203,775	208,074
Goodwill	47,466	47,466
Other intangible assets, net	12,449	12,872
Other long-term assets	4,018	3,684

Total assets	$544,360	$549,702
Liabilities and shareholders’ equity
Current liabilities:
Current maturities of long-term debt	$25,066	$25,211
Accounts payable	125,499	140,628
Accrued liabilities	31,755	30,919
Total current liabilities	182,320	196,758

Long-term debt, less current maturities	142,764	132,000

Other long-term liabilities:
Deferred taxes	41,678	41,676
Other long-term liabilities	5,981	6,336
Total liabilities	372,743	376,770
Shareholders’ equity
Preferred stock (authorized: 4,000,000 shares, par value $1.00) Issued: None	—	—
Common stock (authorized: 55,000,000 shares, par value $0.75) Issued: 33,131,846 shares; outstanding: 30,805,528 and 30,831,919 shares, respectively	24,849	24,849
Contributed capital	202,179	201,945
Accumulated loss	(13,280)	(11,031)
Treasury stock, at cost, 2,326,318 and 2,299,927 shares, respectively	(48,641)	(49,286)
Accumulated other comprehensive income	6,510	6,455
Total shareholders’ equity	171,617	172,932

Total liabilities and shareholders’ equity	$544,360	$549,702

Spartech Corporation and Subsidiaries
Consolidated Condensed Statements of Cash Flows

	Three Months Ended
	February 4,	January 29,
(Unaudited and dollars in thousands)	2012	2011
Cash flows from operating activities
Net (loss) earnings	$(2,249)	$1,033
Adjustments to reconcile net (loss) earnings to net cash (used) provided by operating activities:
Depreciation and amortization	8,227	8,101
Stock-based compensation expense	943	893
Restructuring and exit costs	—	76
Loss on disposition of assets, net	53	124
Provision for bad debt expense	282	207
Change in current assets and liabilities	(13,793)	(1,329)
Other, net	(177)	(1,394)
Net cash (used) provided by operating activities	(6,714)	7,711
Cash flows from investing activities
Capital expenditures	(3,884)	(7,986)
Proceeds from the disposition of assets	105	—
Net cash used by investing activities	(3,779)	(7,986)
Cash flows from financing activities
Bank credit facility borrowings, net	11,009	800
Payments on bonds and leases	(122)	(119)
Debt issuance costs	(485)	(1,595)
Stock-based compensation exercised	(62)	(180)
Net cash provided (used) by financing activities	10,340	(1,094)
Effect of exchange rates on cash and cash equivalents	4	4
Decrease in cash and cash equivalents	(149)	(1,365)
Cash and cash equivalents at beginning of period	877	4,900
Cash and cash equivalents at end of period	$728	$3,535

Non-GAAP Reconciliations

Within this press release we have included operating loss (GAAP) to operating loss excluding special items (Non-GAAP), net loss from continuing operations (GAAP) to net loss from continuing operations excluding special items (Non-GAAP) and net loss from continuing operations per diluted share (GAAP) to net loss from continuing operations per diluted share excluding special items (Non-GAAP). We have also excluded the operations of our discontinued wheels, profiles, marine, Donchery sheet and Arlington, Texas compounding operations throughout this press release and in the presentation below.

We use these measurements to assess our ongoing operating results without the effect of these adjustments and compare such results to our historical and planned operating results. We believe these measurements are useful to help investors to compare our results to previous periods and provide an indication of underlying trends in the business. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance.

The following tables reconcile (GAAP) to (Non-GAAP) measures:

	Three Months Ended
	February 4,	January 29,
(unaudited and in thousands, except per share data)	2012	2011
Operating loss (GAAP)	$(526)	$(1,818)
Restructuring and exit costs	—	828
Operating loss excluding special items (Non-GAAP)	$(526)	$(990)
Net loss from continuing operations (GAAP)	$(2,270)	$(1,838)
Restructuring and exit costs, net of tax	—	513
Net loss from continuing operations excluding special items (Non-GAAP)	$(2,270)	$(1,325)
Net loss from continuing operations per diluted share (GAAP)	$(0.07)	$(0.06)
Restructuring and exit costs, net of tax	—	0.02
Net loss from continuing operations per diluted share excluding special items (Non-GAAP)	$(0.07)	$(0.04)

The following table reconciles operating (loss) earnings (GAAP) to operating earnings (loss) excluding special items (Non-GAAP) by segment (in thousands):

	Three Months Ended			Three Months Ended
	February 4, 2012			January 29, 2011
	Operating Earnings (Loss) (GAAP)	Special Items	Operating Earnings (Loss) Excluding (Non-GAAP) Special Items	Operating Earnings (Loss) (GAAP)	Special Items	Operating Earnings (Loss) Excluding (Non-GAAP) Special Items
Segment
Custom Sheet and Rollstock	$3,214	$—	$3,214	$4,777	$350	$5,127
Packaging Technologies	3,706	—	3,706	4,642	116	4,758
Color and Specialty Compounds	821	—	821	(2,892)	356	(2,536)
Corporate	(8,267)	—	(8,267)	(8,345)	6	(8,339)
Total	$(526)	$—	$(526)	$(1,818)	$828	$(990)